Exhibit 99.5

Audited Consolidated Financial Statements of Penwest Pharmaceuticals Co.

Contents

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting
Consolidated Financial Statements (Audited)
Consolidated Balance Sheet as of December 31, 2009
Consolidated Statement of Operations for the year ended December 31, 2009
Consolidated Statement of Cash Flows for the year ended December 31, 2009
Consolidated Statement of Changes in Stockholders’ Equity for the year ended December 31, 2009
Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Penwest Pharmaceuticals Co.

We have audited Penwest Pharmaceuticals Co.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Penwest Pharmaceuticals Co.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Penwest Pharmaceuticals Co. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Penwest Pharmaceuticals Co. as of December 31, 2009, and the related statements of operations, shareholders’ equity, and cash flows for the year then ended of Penwest Pharmaceuticals Co. and our report dated March 16, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Hartford, CT

March 16, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Penwest Pharmaceuticals Co.

We have audited the accompanying balance sheet of Penwest Pharmaceuticals Co. as of December 31, 2009, and the related statements of operations, shareholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the index at Item 15(a). These financial statements and the schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Penwest Pharmaceuticals Co. at December 31, 2009 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Penwest Pharmaceuticals Co.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Hartford, CT

March 16, 2010

PENWEST PHARMACEUTICALS CO.

BALANCE SHEET

December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$11,246
Marketable securities	240
Trade accounts receivable	6,226
Inventories, net	263
Prepaid expenses and other current assets	1,289

Total current assets	19,264
Fixed assets, net	1,576
Patents, net	996
Deferred charges	1,740
Other assets, net	2,320

Total assets	$25,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$750
Accrued expenses	2,178
Accrued development costs	275
Loan payable — current portion	4,112
Deferred compensation — current portion	294

Total current liabilities	7,609
Loan payable	—
Accrued financing fee	—
Deferred revenue	889
Deferred compensation	2,376

Total liabilities	10,874
Commitments and Contingencies (see Notes 13 and 18)
Shareholders’ equity:
Preferred stock, par value $.001, authorized 1,000,000 shares, none outstanding	—
Common stock, par value $.001, authorized 60,000,000 shares, issued and outstanding 31,778,416 shares at December 31, 2009	32
Additional paid-in capital	249,982
Accumulated deficit	(235,127)
Accumulated other comprehensive income	135

Total shareholders’ equity	15,022

Total liabilities and shareholders’ equity	$25,896

See accompanying notes

PENWEST PHARMACEUTICALS CO.

STATEMENT OF OPERATIONS

Year Ended December 31, 2009
(In thousands, except per share data)
Revenues:
Royalties	$20,792
Product sales	562
Collaborative licensing and development revenue	2,458

Total revenues	23,812
Operating expenses:
Cost of revenues	2,655
Selling, general and administrative	9,413
Research and product development	12,430

Total operating expenses	24,498

Loss from operations	(686)
Investment income	15
Interest expense	(829)

Loss before income tax expense	(1,500)
Income tax expense	—

Net loss	$(1,500)

Basic and diluted net loss per common share	$(0.05)

Weighted average shares of common stock outstanding — basic and diluted	31,666

PENWEST PHARMACEUTICALS CO.

STATEMENT OF SHAREHOLDERS’ EQUITY

			Additional		Accumulated Other
	Common Stock		Paid-In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income (Loss)	Total
	(In thousands)
Balances, December 31, 2008	31,697	32	249,262	(233,627)	259	15,926
Net loss	—	—	—	(1,500)	—	(1,500)
Adjustment for funded status of post retirement plan	—	—	—	—	(124)	(124)

Comprehensive loss	—	—	—	—	—	(1,624)
Proceeds from Employee Stock Purchase Plan exercises	37	—	65	—	—	65
Stock compensation charges in connection with stock incentive plans	44	—	655	—	—	655

Balances, December 31, 2009	31,778	$32	$249,982	$(235,127)	$135	$15,022

See accompanying notes

PENWEST PHARMACEUTICALS CO.

STATEMENT OF CASH FLOWS

Year Ended December 31, 2009
(In thousands)
Operating activities:
Net loss	$(1,500)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	641
Amortization of patents	289
Inventory reserves	—
Patent impairment losses	339
Loss on disposal of fixed assets	17
Note receivable reserve	—
Deferred revenue	416
Deferred compensation	171
Deferred royalty termination costs amortization (paid)	274
Share-based compensation	655
Changes in operating assets and liabilities:
Trade accounts receivable	(1,332)
Inventories	177
Accounts payable, accrued expenses and other	(73)

Net cash provided by (used in) operating activities	74
Investing activities:
Acquisitions of fixed assets, net	(80)
Proceeds from sale of fixed assets	23
Patent costs	(34)
Purchases of marketable securities	(1,220)
Proceeds from maturities of marketable securities	980
Reimbursements of patent costs by collaborator	229
Loan disbursed to collaborator	—

Net cash (used in) provided by investing activities	(102)
Financing activities:
Issuance of common stock, net	65
Proceeds from loan payable	—
Repayment of debt	(5,483)
Debt issuance costs	—

Net cash (used in) provided by financing activities	(5,418)
Net (decrease) increase in cash and cash equivalents	(5,446)
Cash and cash equivalents at beginning of year	16,692

Cash and cash equivalents at end of year	$11,246

See accompanying notes

PENWEST PHARMACEUTICALS CO.

NOTES TO FINANCIAL STATEMENTS

1.	BUSINESS

Penwest Pharmaceuticals Co. (“Penwest” or the “Company”) is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. The Company is currently developing A0001, or a-tocopherolquinone, a coenzyme Q analog for inherited mitochondrial respiratory chain diseases. The Company is also applying its drug delivery technologies and drug formulation expertise to the formulation of product candidates under licensing collaborations, (“drug delivery technology collaborations”).

Opana® ER is an extended release formulation of oxymorphone hydrochloride that we developed with Endo Pharmaceuticals Inc., (“Endo”), using the Company’s proprietary extended release TIMERx ® drug delivery technology. Opana ER was approved by the United States Food and Drug Administration, (“FDA”), in June 2006 for twice-a-day dosing in patients with moderate to severe pain requiring continuous, around-the-clock opioid therapy for an extended period of time, and is being marketed by Endo in the United States. In 2009, the Company recognized $19.3 million in royalties from Endo related to sales of Opana ER. In June 2009, Endo signed an agreement with Valeant Pharmaceuticals International, (“Valeant”), to develop and commercialize Opana ER in Canada, Australia and New Zealand. Opana ER is not approved for sale in any country other than the United States.

The Company is conducting two Phase IIa clinical trials of A0001. The Company initiated one trial in patients with Friedreich’s Ataxia (“FA”), a rare degenerative neuro-muscular disorder, and the second trial in patients with the A3243G mitochondrial DNA point mutation that is commonly associated with MELAS syndrome, a rare progressive neurodegenerative disorder. The goal of these trials is to determine if A0001 has a discernible impact in the treatment of patients with these disorders using various biochemical, functional and clinical measures. The Company expects data from both of these trials by the third quarter of 2010. In September 2009, the Company exercised its option under its agreement with Edison, (the “Edison Agreement”), to acquire the right to a second drug candidate from Edison. The Company has determined not to conduct any additional development work on this compound until after it reviews the results of the Phase IIa studies of A0001.

The Company is a party to a number of collaborations involving the use of its extended release drug delivery technologies as well as its formulation development expertise. Under these collaborations, the Company is responsible for completing the formulation work on a product specified by its collaborator using its proprietary extended release technology. If the Company successfully formulates the compound, it will transfer the formulation to its collaborator, who is then responsible for the completion of the clinical development, manufacturing, and ultimately, the commercialization of the product. The Company is party to four such drug delivery technology collaborations with Otsuka Pharmaceuticals Co., (“Otsuka”). The Company signed two of these collaborations with Otsuka in 2009.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

All highly liquid investments with maturities of 90 days or less when purchased are considered cash equivalents.

Marketable Securities

The Company classifies its marketable securities as available-for-sale securities. Such securities are stated at fair value and during 2009, consisted of certificates of deposit, corporate bonds, commercial paper and discounted notes backed by U.S. government agencies. Unrealized holding gains or losses, if any, are included in shareholders’ equity as a separate component of accumulated other comprehensive income (loss). The specific identification method is used to compute the realized gains and losses, if any, on marketable securities.

Credit Risk and Fair Value of Financial Instruments

The Company performs ongoing credit evaluations of its customers, as warranted, and generally does not require collateral. Revenues from royalties, product sales and licensing and development fees are primarily derived from major pharmaceutical companies that generally have significant cash resources. Allowances for doubtful accounts receivable are maintained based on historical payment patterns, aging of accounts receivable and actual write-off history. As of December 31, 2009, no allowances for doubtful accounts were recorded by the Company on its trade accounts receivable. One collaborator of the Company, Endo, accounted for approximately 83% of the Company’s total revenues for 2009. Another collaborator of the Company, Mylan Pharmaceuticals Inc. (“Mylan”) accounted for approximately 6% of the Company’s total revenues in 2009. The Company is dependent on Endo to manufacture, market and sell Opana ER in the U.S., for which a substantial portion of our revenues are derived; therefore, our future operating results are highly dependent on our collaboration with Endo.

The primary objectives for the Company’s investment portfolio are liquidity and safety of principal. Investments are made to achieve the highest rate of return to the Company, consistent with these two objectives. The Company’s investment policy limits investments to certain types of instruments issued by institutions with investment grade credit ratings, and places certain restrictions on maturities and concentration by issuer.

The carrying value of financial instruments at December 31, 2009, which includes cash, cash equivalents, marketable securities, receivables and accounts payable, approximate fair value due to the short term nature of these instruments. The carrying value of the Company’s loan payable approximates fair value and is estimated based on the market price of similar debt instruments.

Inventories

Inventories, which consist primarily of manufactured bulk TIMERx, are stated at the lower of cost (first-in, first-out) or market. The costs of any bulk TIMERx and raw materials acquired for research and development activities that also have alternative future uses are capitalized when acquired. The Company periodically reviews and quality-tests its inventory to identify obsolete, slow moving or otherwise unsaleable inventories, and establishes allowances for situations in which the cost of the inventory is not expected to be recovered. Inventory allowances or write-offs associated with development projects are charged to research and product development expense prior to regulatory approval. The Company records pre-approval sales of its bulk TIMERx to its development project collaborators as an offset to research and product development expense in situations where cost-sharing arrangements exist. These pre-approval sales were not material in 2009.

Long-Lived Assets

Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives or over the lease term, if shorter, for leasehold improvements. Estimated useful lives by class of assets are generally as follows:

Machinery and equipment	5-10 years
Office furniture and equipment	3-10 years
Software	3-5 years
Leasehold improvements	1-3 years

The Company reviews the recoverability of its long-lived assets, including definite-lived intangible assets, whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. For purposes of recognizing and measuring impairment, the Company evaluates long-lived assets based upon the lowest level of independent cash flows ascertainable to evaluate impairment. If the sum of the undiscounted future cash flows expected over the remaining asset life is less than the carrying value of the assets, the Company may recognize an impairment loss. The impairment related to long-lived assets is measured as the amount by which the carrying amount of the assets exceeds the fair value of the asset. When fair values are not readily available, the Company estimates fair values using expected discounted future cash flows.

Foreign Currencies

Realized gains and losses from foreign currency transactions are reflected in the statements of operations and were not significant in the year ended December 31, 2009.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) at December 31, 2009 consisted of adjustments for the funded status of the Company’s Supplemental Executive Retirement Plan (“SERP”) (see Note 16), and unrealized gains and losses on marketable securities.

Income Taxes

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. The Company recorded no income tax benefits relating to the net operating losses generated during 2009 as deferred tax assets related to such losses were fully offset by valuation allowances. Valuation allowances are established against the recorded deferred income tax assets to the extent that the Company believes it is more likely than not that a portion of the deferred income tax assets are not realizable.

The Company accounts for uncertain income tax positions by recognizing in its financial statements the impact of a tax position if that position is more likely than not to be sustained on audit, based on the technical merits of the position. The determination of which tax positions are more likely than not sustainable requires the Company to use judgments and estimates, which may or may not be borne out by actual results.

The Company expects to recognize potential interest and penalties related to income tax positions as a component of income tax expense in its statements of operations in any future periods in which the Company must record a liability. Since the Company has not recorded a liability at December 31, 2009, there is no impact to the Company’s effective tax rate. The Company does not anticipate that total unrecognized tax benefits will significantly change during the next twelve months. The Company is subject to federal and state income tax examinations for all tax periods subsequent to its spin-off from its former parent company on August 31, 1998.

Revenue Recognition

Royalties — The Company recognizes revenue from royalties based on its collaborators’ sales of products using its technologies, or their sales of other products as contractually provided for, as is the case with Mylan. Royalties are recognized as earned in accordance with contract terms when royalties from collaborators can be reasonably estimated and collectability is reasonably assured.

Product sales — The Company recognizes revenue from product sales when the following four basic revenue recognition criteria under the related accounting guidance are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Revenues from product sales are generally recognized upon delivery to a common carrier when terms are equivalent to free-on-board (“FOB”) origin. Shipping and handling costs are included in the cost of revenues.

Collaborative licensing and development revenue — The Company recognizes revenue from reimbursements received in connection with its drug delivery technology collaborations as related research and development costs are incurred, and the Company’s contractual services are performed, provided collectability is reasonably assured. Such revenue is included in collaborative licensing and development revenue in the Company’s statements of operations. Amounts contractually owed to the Company under these collaboration agreements, including any earned but unbilled receivables, are included in trade accounts receivable in the Company’s balance sheets. The Company’s principal costs under these agreements, which are generally reimbursed to the Company, include its personnel conducting research and development, and its allocated overhead, as well as research and development performed by outside contractors or consultants.

The Company recognizes revenues from non-refundable up-front fees received under collaboration agreements ratably over the performance period as determined under the related collaboration agreement. If the estimated performance period is subsequently modified, the Company will modify the period over which the up-front fee is recognized accordingly on a prospective basis. Non-refundable milestones payments received in connection with a collaborator’s launch of a product are also recognized ratably over the estimated or contractual licensing and supply term. Upon termination of a collaboration agreement, any remaining non-refundable licensing fees received by the Company, which had been deferred, are generally recognized in full. All such recognized revenues are included in collaborative licensing and development revenue in the Company’s statements of operations.

Milestone payments — The Company recognizes revenue from milestone payments received under collaboration agreements when earned, provided that the milestone event is substantive, its achievability was not reasonably assured at the inception of the agreement, the Company has no further performance obligations relating to the event, and collectability is reasonably assured. If these criteria are not met, the Company recognizes milestone payments ratably over the remaining period of the Company’s performance obligations under the collaboration agreement.

Research and Product Development Expenses

Research and product development expenses consist of costs associated with products being developed internally as well as products being developed under collaboration agreements, and include related salaries, benefits and other personnel related expenses, costs of drug active, preclinical and clinical trial costs, and contract and other outside service fees including payments to collaborators for sponsored research activities. The Company expenses research and development costs as incurred. A significant portion of the Company’s development activities are outsourced to third parties, including contract research organizations and contract manufacturers in connection with the production of clinical materials, or may be performed by the Company’s collaborators. In such cases, the Company may be required to make estimates of related service fees or of the Company’s share of development costs. These arrangements may also require the Company to pay termination costs to the third parties for reimbursement of costs and expenses incurred in the orderly termination of contractual services.

These estimates involve identifying services which have been performed on the Company’s behalf, and estimating the level of service performed and associated cost incurred for such service as of each balance sheet date in the Company’s financial statements. In connection with such service fees, the Company’s estimates are most affected by its understanding of the status and timing of services provided relative to the actual levels of service incurred by such service providers. The date on which services commence, the level of services performed on or before a given date, and the cost of such services are subject to the Company’s judgment. The Company makes these judgments based upon the facts and circumstances known to it in accordance with generally accepted accounting principles.

Per Share Data

Loss per common share is computed based on the weighted average number of shares of common stock outstanding during the period. For all years reported, diluted loss per share was the equivalent of basic loss per share due to the respective net losses. No dilution for common stock equivalents is included in 2009 as the effects would be antidilutive. Such securities, excluded due to their antidilutive effect, are as follows (in thousands):

December 31, 2009
Stock options outstanding	2,617
Restricted stock outstanding (unvested)	56
Warrants to purchase common stock	4,070

6,743

Share-Based Compensation

The Company’s share-based compensation programs include grants of employee stock options as well as grants under the Company’s compensatory employee stock purchase plan, and restricted and unrestricted stock awards for non-employee directors. The expense of these programs is recognized in the statement of operations based on their fair values as they are earned by the employees and non-employee directors under the vesting terms.

The valuation of employee stock options is an inherently subjective process, since market values are generally not available for long-term, non-transferable employee stock options. Accordingly, the Company uses an option pricing model to derive an estimated fair value. In calculating the estimated fair value of stock options granted, the Company uses a Black-Scholes-Merton pricing model which requires the consideration of the following variables for purposes of estimating fair value:

•	the stock option exercise price;

•	the expected term of the option;

•	the grant date price of the Company’s common stock, which is issuable upon exercise of the option;

•	the expected volatility of the Company’s common stock;

•	expected dividends on the Company’s common stock; and

•	the risk-free interest rate for the expected option term.

Of the variables above, the Company believes that the selection of an expected term and expected stock price volatility are the most subjective. The Company uses historical employee exercise and option expiration data to estimate the expected term assumption for the Black-Scholes-Merton grant date valuation. The Company believes that this historical data is currently the best estimate of the expected term of a new option, and that generally all groups of its employees exhibit similar exercise behavior. In general, the longer the expected term used in the Black-Scholes-Merton pricing model, the higher the grant-date fair value of the option. The Company uses an average of implied volatility (if available) and historical volatility as it believes neither of these measures is better than the other in estimating the expected volatility when available of its common stock. The Company believes that its estimates, both expected term and stock price volatility, are reasonable in light of the historical data analyzed.

The valuation assumptions selected under Financial Accounting Standards Boards (“FASB”) Accounting Standards Codification (“ASC”) 718 “Compensation — Stock Compensation” were applied to stock options that the Company granted subsequent to December 31, 2005; however, stock option expense recorded in 2009 also included amounts related to the continued vesting of stock options that were granted prior to January 1, 2006. In accordance with the transition provisions included in ASC 718, the grant date estimates of fair value associated with prior awards, which were also calculated using a Black-Scholes-Merton option pricing model, were not changed. The Company uses the accelerated attribution method to recognize expense for all options granted.

The Company estimates the level of award forfeitures expected to occur, and records compensation cost only for those awards that are ultimately expected to vest. This requirement applies to all awards that are not yet vested. Accordingly, the Company periodically performs a historical analysis of option awards that were forfeited prior to vesting, (such as by employee separation) and ultimately records stock option expense for the fair values of awards that actually vest.

Subsequent Events

The Company evaluates subsequent events occurring between the most recent balance sheet date and the date that the financial statements are available to be issued, in order to determine whether the subsequent events are to be recorded in and/or disclosed in the Company’s financial statements and footnotes. The financial statements are considered to be available to be issued at the time that they are filed with the Securities and Exchange Commission.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB’s Emerging Issues Task Force (“EITF”) issued authoritative guidance that concluded on the definition of a collaborative arrangement, and that revenues and costs incurred with third parties in connection with collaborative arrangements would be presented gross or net based on the criteria in ASC 605 “Revenue Recognition”, Subtopic 45 “Principal Agent Considerations” and other accounting literature. Based on the nature of the arrangement, payments to or from collaborators would be evaluated, and the arrangement’s terms, the nature of the entity’s business, and whether those payments are within the scope of other accounting literature would be presented. Companies are also required to disclose the nature and purpose of collaborative arrangements, along with the accounting policies, and the classification and amounts of significant financial statement amounts related to the arrangements. Activities in the arrangement conducted in a separate legal entity should be accounted for under other accounting literature; however, required disclosure under this guidance applies to the entire collaborative agreement. This guidance was effective for fiscal years beginning after December 15, 2008 and is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date. The Company’s adoption of the provisions of this guidance as of January 1, 2009 did not have a material effect on its results of operations, financial position or cash flows.

In June 2008, the FASB issued authoritative guidance that concluded that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with this guidance. The Company determined that its unvested restricted stock is a participating security under this guidance. This guidance is effective for fiscal years beginning after December 15, 2008, including interim periods within those fiscal years. The Company’s adoption of this guidance as of January 1, 2009 had no effect on its earnings per share calculations for all periods.

In June 2008, the EITF reached a consensus to clarify how to determine whether certain instruments or features are indexed to an entity’s own stock under ASC 815 “Derivatives and Hedging”, Subtopic 40 “Contracts in Entity’s own Equity”. The guidance applies to any freestanding financial instrument or embedded feature that has the characteristics of a derivative as defined in ASC 815. The guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company’s adoption of this guidance as of January 1, 2009 did not have a material effect on its results of operations, financial position or cash flows.

In June 2009, the FASB issued Accounting Standards Update 2009-01, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162” (“ASU 2009-01”). The FASB Accounting Standards Codification (the “Codification”) is intended to be the source of authoritative U.S. generally accepted accounting principles (“GAAP”) and reporting standards as issued by the FASB. Its primary purpose is to improve clarity and use of existing standards by grouping authoritative literature under common topics. This authoritative guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Codification does not change or alter existing GAAP for public companies and its adoption by the Company had no effect on the Company’s results of operations, financial position or cash flows. The Company has conformed its financial statement footnote disclosures to the Codification, where applicable.

In August 2009, the FASB issued Accounting Standards Update 2009-05, “Fair Value Measurements and Disclosures” (“ASU 2009-05”). The purpose of this authoritative guidance is to clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses either the quoted price of the identical liability when traded as an asset or the quoted prices for similar liabilities or similar liabilities when traded as assets. This guidance is effective upon issuance. The Company’s adoption of ASU 2009-05 as of September 30, 2009 did not have a material effect on its results of operations, financial position or cash flows.

In October 2009, the FASB issued Accounting Standards Update No. 2009-13, “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”). ASU 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of Accounting Standards Codification, or ASC, Subtopic 605-25. This

authoritative guidance provides principles for allocation of consideration among its multiple-elements, allowing more flexibility in identifying and accounting for separate deliverables under an arrangement. ASU 2009-13 introduces an estimated selling price method for valuing the elements of a bundled arrangement if vendor-specific objective evidence or third-party evidence of selling price is not available, and significantly expands related disclosure requirements. This guidance is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. The Company is currently evaluating the impact that the adoption of this guidance will have on its results of operations, financial position or cash flows.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)” (“ASU 2010-06”). This authoritative guidance provides amendments to Subtopic 820-10 and related guidance within U.S. GAAP to require disclosure of the transfers in and out of Levels 1 and 2, and a schedule for Level 3 that separately identifies purchases, sales, issuances and settlements. It also amends disclosure requirements to increase the required level of disaggregate information regarding classes of assets and liabilities that make up each level, and more detail regarding valuation techniques and inputs. This guidance is effective for fiscal years beginning on or after December 15, 2009, except for the disclosure regarding Level 3 activity, which is effective for fiscal years beginning after December 15, 2010. The Company’s adoption of ASU 2010-06 as of December 31, 2009 did not have a material effect on its results of operations, financial position or cash flows.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to the financial statements of the Company.

4.	MARKETABLE SECURITIES

The amortized costs and estimated fair values of marketable securities at December 31, 2009 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
Certificate of deposit	$240	$—	$—	$240

Total marketable securities	$240	$—	$—	$240

The certificate of deposit matured in January 2010.

The primary objectives for the Company’s investment portfolio are liquidity and safety of principal. Investments are made to achieve the highest rate of return to the Company, consistent with these two objectives. The Company’s investment policy limits investments to certain types of instruments issued by institutions with investment grade credit ratings, and places certain restrictions on maturities and concentration by issuer (see Note 2, “Credit Risk and Fair Value of Financial Instruments”).

A decline in the market value of any security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. Such impairments are charged to the results of operations and a new cost basis for the security is established.

5.	FAIR VALUE MEASUREMENT

Financial assets and financial liabilities are required to be measured and reported on a fair value basis using the following three categories for classification and disclosure purposes:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company also considers counterparty credit risk in its assessment of fair value.

Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 are classified in the table below in one of the three categories described above:

	Level 1	Level 2	Level 3	Total
	(In thousands)
Cash and cash equivalents	$11,246	$—	$—	$11,246
Marketable securities	—	240	—	240
Money market account	296	—	—	296

Total	$11,542	$240	$—	$11,782

Marketable securities consist of a certificate of deposit issued by a banking institution. The original maturity was greater than three months but did not exceed one year. The certificate of deposit matured in January 2010. At December 31, 2009, the Company did not have any certificates of deposit in amounts which were in excess of the FDIC insurance limit.

6.	OTHER ASSETS

Other assets, net, are comprised of the following:

December 31, 2009
(In thousands)
Assets held in a trust for the Company’s Supplemental Executive Retirement Plan and Deferred Compensation Plan (see Note 16):
Cash surrender value of life insurance policies	$2,024
Money market account	296

2,320
Loan receivable from collaborator (see Note 17)	1,000

3,320
Allowance for loan receivable from collaborator	(1,000)

Other assets, net	$2,320

The cash surrender value of life insurance policies held in the trust for the Company’s Supplemental Executive Retirement Plan are recorded at contract value as determined by the issuer of the policies, which approximates fair value. Contract value is the relevant measurement attribute because contract value is the amount the Company would receive if it were to initiate permitted transactions under the terms of the policies. The money market account held in the trust is measured and reported at fair value and classified as Level 1 as reflected in Note 5.

7.	INVENTORIES

Inventories are comprised primarily of finished goods consisting of bulk TIMERx product. Inventories at December 31, 2009 are net of allowances of $1,000.

The Company currently has no internal commercial scale manufacturing capabilities. Generally, the Company’s collaborators manufacture the pharmaceutical products, and the Company is responsible for supplying them with bulk TIMERx. The Company outsources the commercial manufacture of its bulk TIMERx to a third-party pharmaceutical company, Draxis Specialty Pharmaceuticals Inc. (“Draxis”). However, Draxis did not renew the manufacturing and supply agreement between Draxis and the Company upon its expiration in November 2009 as a result of Draxis’ decision to cease manufacturing of solid dosage form products in the facility in which TIMERx material is currently manufactured. The Company has identified another contract manufacturer that the Company believes has the capability to manufacture bulk TIMERx and is in discussions with this manufacturer to complete a manufacturing agreement. Following that, the Company will work with Endo on the qualification of this manufacturer for bulk TIMERx in connection with the Company’s supply of TIMERx material to Endo for Opana ER. Since the expiration of the manufacturing and supply agreement, Draxis has continued to honor the Company’s outstanding purchase orders, which the Company expects will provide it with a sufficient amount of TIMERx material to satisfy the current forecasted requirements until the Company and Endo have completed the qualification of the new manufacturer, which is expected in the second half of 2011.

The Company’s TIMERx technology is based on a hydrophilic matrix combining a heterodispersed mixture primarily composed of two polysaccharides, xanthan and locust bean gums, in the presence of dextrose. The Company and Draxis purchase these gums from a primary supplier. Although the Company has qualified alternate suppliers with respect to these gums and to date has not experienced difficulty acquiring these materials, interruptions in supplies may occur in the future and the Company may have to obtain substitute suppliers.

8.	FIXED ASSETS

Fixed assets at cost, summarized by major categories, consist of the following:

December 31, 2009
(In thousands)
Equipment and leasehold improvements	$4,957
Software	2,425

7,382
Less: accumulated depreciation and amortization	5,806

$1,576

The Company capitalizes certain costs associated with developing or obtaining internal-use software. These costs include external direct costs of materials and services used in developing or obtaining the software, and payroll and payroll-related costs for employees directly associated with the software development project. The Company did not capitalize any software development costs in 2009. The Company generally amortizes software development costs over a period of five years, once a working model is completed. Amortization expense related to software development costs totaled $15,000 for 2009. Unamortized software development costs totaled $0 as of December 31, 2009.

In 2009, the Company disposed of certain equipment, realized $23,000 in proceeds from the sale of such equipment and recorded a loss of $17,000 on such sale.

9.	PATENTS

Patents include costs to secure patents on technology and products developed by the Company. Patents are summarized as follows:

December 31, 2009
(In thousands)
Patents, net of accumulated amortization of $1,746	$996

Patents are amortized on a straight-line basis over their estimated useful lives of generally from 17 to 20 years, unless a shorter amortization period is warranted. The Company recorded amortization expense of approximately $289,000.

The approximate amortization expense that the Company expects to be recognized related to existing patent costs is as follows:

Year	Amount
(In thousands)
2010	$227
2011	194
2012	164
2013	128
2014	51
Thereafter	232

Total	$996

Patents are evaluated for potential impairment whenever events or circumstances indicate that the carry amount may not be recoverable. An impairment loss is recorded to the extent the asset’s carrying value is in excess of the fair value of the asset. When fair values are not readily available, the Company estimates fair values using expected discounted future cash flows. During 2009, the Company recorded impairment losses of approximately $339,000 relating to its patents. The impairment losses recorded in 2009 primarily related to patents on technology that the Company no longer believed had commercial value and other patents the Company determined it would no longer prosecute and/or maintain. Such impairment losses are reflected in research and product development expense in the statements of operations.

10.	LOAN PAYABLE

Credit Facility

On March 13, 2007, the Company entered into a $24.0 million senior secured credit facility (the “Credit Facility”) with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. which was acquired by GE Capital in February 2008 and is now known as GE Business Financial Services Inc. The Credit Facility consists of: (i) a $12.0 million term loan advanced upon the closing of the Credit Facility and (ii) a $12.0 million term loan that the Company had the right to access until September 15, 2008, subject to conditions specified in the credit agreement. The Company did not access the second $12.0 million term loan prior to September 15, 2008, at which time it expired in accordance with the terms of the agreement.

In connection with the Credit Facility, the Company granted the lender a perfected first priority security interest in all existing and after-acquired assets of the Company, excluding: (i) its intellectual property, which is subject to a negative pledge to GE Business Financial Securities Inc.; (ii) royalty payments from Mylan on its sales of Pfizer Inc.’s (“Pfizer”) generic version of Procardia XL 30 mg, if the Company pledges such royalty payments to another lender; (iii) up to $3.0 million of equipment which the Company may, at its election, pledge to another lender in connection with an equipment financing facility separate from the Credit Facility; and (iv) the assets of the Company’s trust described in Note 16. In addition, the Company is precluded from paying cash dividends to its shareholders during the term of the Credit Facility. The outstanding term loan has a term of 42 months from the date of advance of March 13, 2007. Interest-only payments were due for the first nine months; interest plus monthly principal payments equal to 1.67% of the loan amount were due for the period from the end of the interest-only period through December 2008; and interest plus straight-line amortization payments with respect to the remaining principal balance are due for the remainder of the term, through the loan’s maturity date in September 2010.

The interest rate of the outstanding term loan is fixed at 10.32%. At the time of the final payment of the loan under the Credit Facility, the Company will pay an exit fee of 3.0% of the original principal loan amount. Should any prepayment occur, the Company would be required to pay a prepayment penalty of 1.0% of any prepaid amount.

As of December 31, 2009, all payments of the outstanding principal of $4.1 million under the term loan are due in less than one year.

The Company accrued an exit fee as noted above of $360,000 in connection with the $12.0 million term loan advanced upon the closing of the Credit Facility. These costs, as well as other debt issuance costs incurred by the Company in securing the Credit Facility, were deferred and are included in prepaid expenses and other current assets in the Company’s balance sheet as of December 31, 2009. These costs are being amortized over the term of the loan with such amortization included in interest expense in the Company’s statements of operations. The Company paid $744,000 of interest in 2009.

11.	SHAREHOLDERS’ EQUITY

On September 26, 2008, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”), which became effective on October 30, 2008. This shelf registration statement covers the issuance and sale by the Company of any combination of common stock, preferred stock, debt securities and warrants having an aggregate purchase price of up to $75 million. The shelf registration statement is a replacement of the registration statement filed in July 2005 that was to expire in December 2008. As of March 16, 2010, no securities have been issued under the registration statement.

Private Placement

On March 11, 2008, the Company sold units representing an aggregate of 8,140,600 shares of its Common Stock, together with warrants to purchase an aggregate of 4,070,301 shares of its Common Stock, in a private placement, for a total purchase price of approximately $25.1 million. The Company received net proceeds of approximately $23.1 million from this private placement, after deducting the placement agent’s fees and other expenses.

The warrants are exercisable on or prior to March 11, 2013 at an exercise price of $3.62 per share. The warrants may also be exercised under certain circumstances pursuant to cashless exercise provisions. As of March 16, 2010, no warrants have been exercised.

Pursuant to the securities purchase agreement entered into in connection with the private placement, the Company filed a registration statement with the SEC on April 10, 2008, registering for resale the shares sold in the private placement and the shares issuable under the warrants. The registration statement was declared effective by the SEC on April 28, 2008. The Company has agreed to use its reasonable best efforts to maintain the registration statement’s effectiveness until the earlier of (i) the twelve-month anniversary of the last date on which warrant shares are issued upon exercise of warrants and (ii) the date all of the shares and warrant shares have been resold by the original purchasers.

Share-Based Compensation

The Company recognized share-based compensation in its statements of operations for 2009 as follows:

2009
(In thousands)
Selling, general and administrative	$93
Research and product development	562

Total	$655

The decrease in total share-based compensation expense in 2009 is in part attributable to credits totaling approximately $990,000 associated with the forfeiture of employee stock options due to the staff reductions implemented by the Company in the first quarter and fourth quarter of 2009 (see Note 19). Such forfeitures also resulted in decreased expense in 2009 due to the reduction in the number of outstanding stock options in such period. The decrease was also partially attributable to lower average fair values associated with outstanding stock options and restricted stock in 2009, primarily as a result of decreases in the market price of the Company’s common stock.

Penwest Stock Incentive Plans

As of December 31, 2009, the Company had three stock option plans: the 2005 Stock Incentive Plan (the “2005 Plan”), the 1998 Spin-off Option Plan (the “Spin-off Plan”) and the 1997 Equity Incentive Plan (the “1997 Plan”). The 2005 Plan and the 1997 Plan provide for the grants of incentive stock options, nonstatutory stock options, restricted and unrestricted stock awards, and other stock-based awards, including the grant of securities convertible into common stock and the grant of stock appreciation rights (collectively “Awards”). Since the 2005 Plan was approved, the Company has granted options and issued other securities to employees, directors and consultants under the 2005 Plan, and no additional Awards have been made under the Spin-off Plan or the 1997 Plan. In 2008, amendments to the 2005 Plan were approved by the Company’s Board of Directors on April 24, 2008 and by the Company’s shareholders on June 11, 2008, which amendments among other things, increased the number of shares of common stock that may be issued pursuant to awards granted under the 2005 Plan from 1,650,000 to 4,150,000. Stock option awards may not be granted at an exercise price that is less than the fair market value of the common stock on the date of grant, as determined by the Company’s Board of Directors. Stock option awards generally vest over a one to four year period and expire no later than ten years from the date of grant. Restricted stock awards entitle recipients to acquire shares of common stock, subject to the right of the Company to purchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Restricted stock awards generally vest over a one to four year period and are recorded at fair value, which is based on the fair market value of the common stock on the date of grant. In the event of a change in control of the Company, as defined in the respective plans, all unvested stock options and restricted stock immediately vest.

The following table presents a summary of the Company’s stock option activity and related information for the year ended December 31, 2009:

	Shares	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Terms in Years	Aggregate Intrinsic Value
Balance at December 31, 2008	2,514,252	$12.28

Granted	508,200	$1.57
Exercised	—	$—
Forfeited	(369,754)	$9.87
Expired	(35,466)	$6.44

Balance at December 31, 2009	2,617,232	$10.62	5.9	$461,844

Options Exercisable	1,730,318	$13.44	4.6	$34,955

The weighted average fair value of options granted during 2009 was $0.99 per share. There were no options exercised in 2009. The total fair value of options which vested during 2009 was approximately $1.9 million. As of December 31, 2009, there was approximately $572,000 of unrecognized compensation cost related to stock option awards that the Company expects to recognize as expense over a weighted average period of 0.9 years.

The fair value of each option grant in 2009 was estimated using the Black-Scholes-Merton option pricing model with the following weighted average assumptions:

2009
Expected dividend yield	None
Risk free interest rate	2.0%
Expected volatility	75%
Expected life of options	5.7 years

The following table presents a summary of restricted stock activity for 2009:

	Shares	Weighted-Average Grant-Date Fair Value	Aggregate Intrinsic Value
Restricted stock outstanding at December 31, 2008	134,000	$11.22	$193,630

Granted	30,000	$1.83
Vested	(108,000)	$9.67

Restricted stock outstanding at December 31, 2009	56,000	$9.17	$142,800

Total compensation cost recognized for restricted stock awards during 2009 was approximately $381,000. The total fair value of restricted stock which vested during 2009 was approximately $1,045,000. In 2009, the vesting of 39,000 shares of restricted stock was accelerated for former members of the Board of Directors, becoming fully vested upon their departure from the Board of Directors of the Company. As of December 31, 2009, there was approximately $96,000 of unrecognized compensation cost related to outstanding restricted stock awards that the Company expects to recognize as expense over a weighted average period of approximately 1.5 years.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan was approved in October 1997 and enables all employees to subscribe “during specified offering periods” to purchase shares of the Company’s Common Stock at the lower of 85% of the fair market value of the shares on the first or last day of such offering period. A maximum of 228,000 shares are authorized for issuance under the Plan. There were 37,512 shares issued under the Plan during 2009. As of December 31, 2009, there were 7,803 shares remaining and available for issuance under the Plan. However, the Company has presently suspended the Plan for 2010 due to an inadequate number of available shares in the Plan.

Rights Agreements

On March 11, 2009, the Company adopted a rights plan pursuant to which it issued a dividend of one preferred share purchase right for each share of common stock held by Company stockholders of record on March 23, 2009. Each right entitles Company shareholders to purchase one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock at a price of $12.50, subject to adjustment under certain circumstances.

The rights issued under the rights plan automatically trade with the underlying Company common stock, and are initially not exercisable. If a person acquires or commences a tender offer for 15% or more of the Company’s common stock (or (A) in the case of Perceptive Life Sciences Master Fund Ltd. and its affiliates and associated persons (“Perceptive”), the greater of (x) 21% or (y) that percentage which Perceptive beneficially owned of the common stock outstanding as of the close of business on March 11, 2009 (the “Perceptive Percentage”), or (B) in the case of Tang Capital Management, LLC and its affiliates and associated persons (“Tang”), the greater of (x) 22% or (y) that percentage which Tang beneficially owned of the common stock outstanding as of the close of business on March 11, 2009 (the “Tang Percentage”) in a transaction that was not approved by the Company’s Board of Directors, each right, other than those owned by the acquiring person, will entitle the holder to purchase $25.00 worth of common stock for a $12.50 exercise price. If the Company is involved in a merger or other transaction with another company that is not approved by its Board of Directors, in which the Company is not the surviving corporation or which transfers more than 50% of its assets to another company, then each right, other than those owned by the acquiring person, will instead entitle the holder to purchase $25.00 worth of the acquiring company’s common stock for a $12.50 exercise price. If at any time Perceptive or Tang cease to beneficially own at least 15% of the Company’s common stock outstanding, the Perceptive Percentage or the Tang Percentage, as the case may be, will no longer be applicable and such shareholder will be subject to the same 15% thresholds as other shareholders.

The Company’s Board of Directors may redeem the rights for $0.001 per right at any time until ten business days after a person acquires 15% (or in the case of Perceptive or Tang, the Perceptive Percentage or the Tang Percentage, as applicable) of the Company’s common stock, or on the date on which any executive officer of the Company has actual knowledge of such acquisition, whichever is later. The rights will expire upon the close of business on the earlier of (1) March 11, 2019 or (2) July 1, 2010, if the Company’s shareholders do not approve the rights plan by that date.

12.	COST OF REVENUES

2009
(In thousands)
Cost of royalties	$387
Cost of product sales	551
Cost of collaborative licensing and development revenue	1,717

Total cost of revenues	$2,655

Cost of royalties consists of the amortization of deferred royalty termination costs and the amortization of certain patent costs associated with the Company’s TIMERx technology. Cost of product sales consists of the costs related to sales of formulated TIMERx material to the Company’s collaborators. Cost of collaborative licensing and development revenues consists of the Company’s expenses under its drug delivery technology collaboration agreements involving the development of product candidates using the Company’s TIMERx technology, and includes internal costs and outside contract services.

13.	COMMITMENTS

Leases

The Company leases approximately 15,500 square feet of office and research and development space in Patterson, New York. In June 2007, the Company signed an amendment to its lease extending the term of the lease through February 28, 2009 and providing for monthly rent payments of approximately $21,000 plus operating expenses, and a 10 month renewal option for the Company. In January 2009, the Company exercised the 10 month renewal option, extending the term of the lease to December 31, 2009. On November 3, 2009, the Company signed an additional amendment to the lease extending the term through December 31, 2010 and providing for monthly rent payments of approximately $17,500 plus operating expenses and a one year renewal option for the Company.

The Company leased corporate offices in Danbury, Connecticut, comprising approximately 21,500 square feet of office space through December 31, 2009. In June 2007, the Company signed an amendment to its lease, extending its existing term through December 31, 2009, and providing for two six month renewal options to December 31, 2010. In the fourth quarter of 2009, the Company notified the property owner that it would not exercise the renewal options for 2010. In December 2009, the Company relocated its corporate offices, consolidating into its Patterson, New York facility effective as of January 1, 2010.

As of December 31, 2009, certain of the Company’s property and equipment were leased under operating leases with terms up to one year. Rental expense under operating leases was $952,000 for the year ended December 31, 2009. Of such amounts, approximately $157,000 in 2009, related to contingent rents including allocated operating expenses of the Company’s leased facility in Patterson, New York.

As of December 31, 2009, future minimum lease payments for noncancellable operating leases having initial lease terms of more than one year totaled $225,000 and extend through 2010.

Other Contracts

A significant portion of the Company’s development activities are outsourced to third parties under agreements, including with contract research organizations, and contract manufacturers in connection with the production of clinical materials. These arrangements may require the Company to pay termination costs to the third parties for reimbursement of costs and expenses incurred in the event of the orderly termination of contractual services. The Company is also required to perform certain development activities under its drug delivery technology collaboration agreements. As of December 31, 2009, the Company expects to incur approximately $4.4 million of future costs primarily related to these agreements, including both internal costs and outside contract service costs relating to these development activities.

14.	INCOME TAXES

There was no provision for income taxes for 2009.

The reconciliation between the statutory tax rate and those reflected in the Company’s income tax provision is as follows:

2009
Statutory tax rate	(34)%
Valuation allowance	34

—%

In 2008, the Company determined that an ownership change occurred under Section 382 of the Internal Revenue Code (“Section 382”). As a result, the utilization of the Company’s net operating loss (“NOL”) carryforwards and other tax attributes through the date of ownership change will be limited to approximately $2.8 million per year over the subsequent 20 years into 2028. The Company also determined that it was in a Net Unrealized Built-In Gain position (for purposes of Section 382) at the time of the ownership change, which increased the annual limitation over the subsequent five years into 2013 by approximately $3.4 million per year. Accordingly, the Company has reduced its NOL carryforwards, and research and development tax credits to the amount that the Company estimates that it will be able to utilize in the future, if profitable, considering the above limitations. In accordance with ASC 740 “Income Taxes”, the Company has provided a valuation allowance for the full amount of its net deferred tax assets because it is not more likely than not that the Company will realize future benefits associated with deductible temporary differences and NOLs at December 31, 2009.

The components of deferred income tax (assets) and liabilities at December 31 are as follows:

2009
(In thousands)
Deferred compensation and SERP liability	$(1,094)
Deferred revenue	(347)
Share-based compensation	(3,264)
Tax credit carryforwards	(1,927)
Net operating loss carryforwards	(37,177)
Other	(442)

Total deferred tax assets	(44,251)

Depreciation and amortization	741
Other	244

Total deferred tax liabilities	985

Net deferred tax asset before valuation allowance	(43,266)
Valuation allowance	43,266

Net deferred tax asset	$—

The Company made no income tax payments in 2009.

At December 31, 2009, the Company had federal NOL carryforwards of approximately $90.5 million for income tax purposes, which expire at various dates beginning in 2018 through 2029. At December 31, 2009, the Company had state NOL carryforwards of approximately $89.5 million which expire at various dates beginning in 2023 through 2029. In addition, at December 31, 2009 the Company had federal research and development tax credit carryforwards of approximately $1.8 million which expire beginning in 2028 through 2029. The NOL’s incurred subsequent to the 2008 ownership change and through December 31, 2009 of $18.0 million are not limited on an annual basis. Pursuant to Section 382, subsequent ownership changes could further limit this amount. The use of the NOL carryforwards, and research and development tax credit carryforwards are limited to future taxable earnings of the Company.

The exercise of non-qualified stock options and the vesting of restricted stock give rise to compensation that is included in the taxable income of the applicable employees and directors, and deducted by the Company for federal and state income tax purposes. As a result of the exercise of non-qualified stock options and the vesting of restricted stock, the Company’s NOL carryforwards include approximately $5.2 million attributable to excess tax benefits from stock compensation deductions, which can be used to offset future taxable income, if any. If and when realized, the related tax benefits of these net operating loss carryforwards will be credited directly to paid-in capital.

For financial reporting purposes, at December 31, 2009, valuation allowances of $43.3 million have been recognized to offset net deferred tax assets, primarily attributable to the Company’s NOL carryforwards. The Company’s valuation allowance increased in 2009 by $2.6 million.

15.	ROYALTY TERMINATION AGREEMENT

On February 1, 2007, the Company entered into a royalty termination agreement with Anand Baichwal, the Company’s Senior Vice President of Licensing and Chief Scientific Officer, which terminated specified provisions of the Recognition and Incentive Agreement dated as of May 14, 1990, as amended, between the Company and Dr. Baichwal (the “Baichwal Termination Agreement”). Pursuant to the Baichwal Termination Agreement, the Company and Dr. Baichwal agreed that the Company would have no further obligation to make any payments to Dr. Baichwal under the Recognition and Incentive Agreement, except for amounts owed with respect to 2006. In consideration for such agreement, in 2007, the Company paid Dr. Baichwal $770,000 in cash and issued to him 19,696 shares of the Company’s common stock with a fair market value of approximately $287,000, for total consideration of $1,057,000. Dr. Baichwal remains an officer of Penwest.

On February 1, 2007, the Company entered into a royalty termination agreement with John N. Staniforth, a director of the Company, which terminated the Royalty Agreement dated as of September 25, 1992, as amended, between the Company and Dr. Staniforth (the “Staniforth Termination Agreement”). Pursuant to the Staniforth Termination Agreement, the Company and Dr. Staniforth agreed that the Company would have no further obligation to make any payments to Dr. Staniforth under the Royalty Agreement except for amounts owed with respect to 2006. In consideration for such agreement, in 2007, the Company paid Dr. Staniforth $770,000 in cash and issued to him 19,696 shares of the Company’s common stock with a fair market value of approximately $287,000, for total consideration of $1,057,000. Effective June 10, 2009, Dr. Staniforth ceased to be a member of the Board of Directors of Penwest.

Consideration paid and other costs incurred in connection with the termination agreements noted above totaled approximately $2.1 million in 2007 and were deferred by the Company. These costs are being amortized based on certain estimated future royalty revenues, primarily from Endo in connection with Opana ER, and are included in deferred charges in the balance sheet as of December 31, 2009. Such amortization approximated $274,000 in 2009, and is included in cost of revenues in the Company’s statements of operations.

16.	RETIREMENT PLANS AND OTHER EMPLOYEE BENEFITS

Savings Plan

Company employees participate in the Penwest Pharmaceuticals Co. Savings Plan, a defined contribution plan generally covering all of its employees. Under the Plan, at the discretion of the Company’s Board of Directors, the Company may make quarterly employer matching contributions as defined in the Plan agreement, in an amount equal to 75% of each participant’s pre-tax contributions to the Plan up to 6% of such participant’s eligible compensation. Participants are immediately vested in their contributions, as well as any earnings thereon. Vesting in the employer contribution portion of their accounts, as well as any earnings thereon is based on years of credited service, and vest over a four-year period. The Company’s expense under the Plan, representing its employer matching contributions, was $223,000 for 2009.

Supplemental Executive Retirement Plan

The Company has a Supplemental Executive Retirement Plan (the “SERP”), a nonqualified plan, which covers the former Chairman and Chief Executive Officer of Penwest, Mr. Tod R. Hamachek. For 2009, the net expense for the SERP was $118,000. The SERP is unfunded and has no assets. The Company uses a measurement date of December 31 for its SERP.

The Company recognizes the funded status (i.e. the difference between the fair value of plan assets and the projected benefit obligations) of defined benefit pension and other postretirement benefit plans as an asset or liability in its statement of financial position and recognizes changes in the funded status in the year in which the changes occur as a component of comprehensive income. In addition, the Company measures the funded status of its plans as of the date of its year-end statement of financial position and also provides required disclosures regarding amounts included in accumulated other comprehensive income.

The following disclosures summarize information relating to the SERP:

Change in benefit obligation:

2009
(In thousands)
Benefit obligation at beginning of period	$1,975
Interest cost	120
Actuarial loss (gain)	122
Benefits paid	(151)

Benefit obligation at December 31,	$2,066

Change in plan assets:

2009
(In thousands)
Fair value of plan assets at beginning of year	$—
Employer contributions	151
Benefit payments	(151)

Fair value of plan assets at end of year	$—

Amounts recognized in the statement of financial position consist of:

2009
(In thousands)
Current liabilities	$(147)
Noncurrent liabilities	(1,919)

Net amount recognized at December 31, (included in deferred compensation)	$(2,066)

Amounts recognized in accumulated other comprehensive income consist of:

2009
(In thousands)
Net gain	$(143)
Prior service cost	8

Total	$(135)

Information for plans with an accumulated benefit obligation in excess of plan assets, December 31:

2009
(In thousands)
Projected benefit obligation	$2,066
Accumulated benefit obligation	$2,066
Plan assets at fair value	$—

Components of net periodic benefit cost:

2009
(In thousands)
Interest cost	$120
Amortization of prior service cost	2
Amortization of net gains	(4)

Net periodic benefit cost	$118

The amortization of prior service cost is determined using straight-line amortization of the cost over the average remaining service period of the employee expected to receive benefits under the SERP. The estimated prior service costs that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2010 is approximately $2,000.

Other changes in benefit obligations recognized in other comprehensive income:

2009
(In thousands)
Net loss (gain)	$122
Amortization of prior service cost	(2)
Amortization of net gains	4

Total recognized in other comprehensive income	$124

Weighted-average assumptions used to determine benefit obligations as of December 31:

2009
Discount rate	5.64%
Rate of compensation increase	N/A

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

2009
Discount rate	6.35%
Rate of compensation increase	N/A

Plan contributions are equal to benefits paid to the SERP participant during the year. The Company expects to make contributions to the SERP of approximately $151,000 in 2010. Effective February 14, 2005, Mr. Hamachek resigned from his positions as Chairman and Chief Executive Officer. Under the SERP, effective in May 2005, the Company became obligated to pay Mr. Hamachek approximately $12,600 per month over the lives of Mr. Hamachek and his spouse. The following benefit payments are expected to be paid over the next ten years (in thousands):

2010	$151
2011	151
2012	151
2013	151
2014	151
Years 2015-2019	751

Deferred Compensation Plan

The Company has a Deferred Compensation Plan (“DCP”), a nonqualified plan which covers Mr. Hamachek. No amounts were contributed to the DCP during 2009. Under the DCP, the Company recognized interest expense of $50,000 for 2009. The liability for the DCP was approximately $604,000 as of December 31, 2009, and is included in deferred compensation on the Company’s balance sheets, including the current portion of approximately $147,000 at December 31, 2009. The Company has not funded this liability and no assets are held by the DCP. In connection with the resignation and retirement of Mr. Hamachek in February 2005 under the DCP, effective in May 2005, the Company became obligated to pay Mr. Hamachek approximately $143,000 per year, including interest, in ten annual installments. These installments are recalculated annually based on market interest rates as provided for under the DCP. The following benefit payments, including interest, are expected to be paid under the DCP over the five remaining annual installments (in thousands):

2010	$147
2011	147
2012	147
2013	147
2014	147

The Company has two whole-life insurance policies held in a rabbi trust (the “Trust”), the cash surrender value or death benefits of which are held in trust for the SERP and DCP liabilities. The Company is entitled to borrow against or withdraw from these policies to fund the liabilities under the SERP and the DCP as provided by the terms of the Trust. Mr. Hamachek’s SERP and DCP benefit payments are being made directly from the assets in the Trust. The cash surrender value of these life insurance policies totaled $2,024,000 as of December 31, 2009. Trust assets, including $296,000 held in a money market account at December 31, 2009, are included in other assets in the Company’s balance sheets.

Health Care and Life Insurance Benefits

The Company offers health care and life insurance benefits to its active employees. Costs incurred for these benefits were $614,000 in 2009.

17.	COLLABORATIVE AND LICENSING AGREEMENTS

The Company enters into collaborative and licensing agreements with pharmaceutical companies to in-license, develop, manufacture and/or market products that fit within its business strategy or to perform research and development for collaborators utilizing the Company’s drug delivery technology and formulation expertise.

Endo Pharmaceuticals Inc.

In September 1997, the Company entered into a strategic alliance agreement with Endo with respect to the development of Opana ER, an extended release formulation of oxymorphone hydrochloride using the Company’s TIMERx technology. This agreement was amended and restated in April 2002, and the Company further amended it in January 2007, July 2008 and March 2009.

Under the agreement, the Company agreed to supply bulk TIMERx material to Endo, the selling price of which is contractually determined and may be adjusted annually, and Endo agreed to manufacture and market Opana ER in the United States. The Company also agreed with Endo that any development and commercialization of Opana ER outside the United States would be accomplished through licensing to third parties approved by both Endo and the Company, and that the Company and Endo would divide equally any fees, royalties, payments or other revenue received by the parties in connection with such licensing activities. In June 2009, Endo signed a collaboration agreement with Valeant to develop and commercialize Opana ER in Canada, Australia and New Zealand.

Under the terms of the Company’s agreement with Endo:

•

Endo has agreed to pay the Company royalties on U.S. sales of Opana ER calculated based on a royalty rate starting at 22% of annual net sales of the product up to $150 million of annual net sales, with the royalty rate then increasing, based on agreed-upon levels of annual net sales achieved, from 25% up to a maximum of 30%.

•

No royalty payments were due to the Company for the first $41 million of royalties that would otherwise have been payable to the Company beginning from the time of the product launch in July 2006 (the “Royalty Holiday”). In the third quarter of 2008, the Royalty Holiday ended. The Company recognized royalties from Endo related to sales of Opana ER in the amount of $19.3 million for 2009.

•

The Company’s share of the development costs for Opana ER that it opted out of funding in April 2003 totaled $28 million and will be recouped by Endo through a temporary 50% reduction in royalties. Commencing in the third quarter of 2008, the Company began to receive reduced royalty payments from Endo, with such temporary reductions to continue until the $28 million is fully recouped. As of December 31, 2009, $3.7 million of the $28 million remains to be recouped by Endo.

•	Endo will pay the Company a percentage of any sublicense income it receives and milestone payments of up to $90 million based upon the achievement of agreed-upon annual net sales thresholds.

The Company and Endo entered into a Second Amendment to the Amended and Restated Strategic Alliance Agreement with respect to Opana ER, effective July 14, 2008 (the “Second Amendment”). Under the terms of the Second Amendment, Endo agreed to directly reimburse the Company for costs and expenses incurred by the Company in connection with patent enforcement litigation costs related to Opana ER. If any of such costs and expenses are not reimbursed to the Company by Endo, the Company may bill Endo for these costs and expenses through adjustments to the pricing of TIMERx material that the Company supplies to Endo for use in Opana ER. In connection with the Second Amendment, in July 2008, Endo reimbursed the Company for such costs and expenses incurred prior to June 30, 2008, totaling approximately $470,000. The Company credited such reimbursement to selling, general and administrative expense. Such costs incurred by the Company subsequent to June 30, 2008 have not been significant and have been reimbursed to the Company by Endo.

In March 2009, the Company and Endo entered into a Third Amendment to the Amended and Restated Strategic Alliance Agreement with respect to Opana ER, effective January 1, 2009 (the “Third Amendment”). Under the terms of the Third Amendment, Endo agreed to directly reimburse the Company for costs and expenses incurred by the Company in connection with patent applications and patent maintenance related to Opana ER. If any of such costs and expenses are not reimbursed to the Company by Endo, the Company may bill Endo for these costs and expenses through adjustments to the pricing of TIMERx material that the Company supplies to Endo for use in Opana ER. In connection with the Third Amendment, Endo reimbursed the Company for such costs and expenses incurred prior to December 31, 2008, which had been capitalized as patent assets, in the amount of $206,000. Such payment, as well as reimbursement by Endo of an additional $23,000 in patent costs incurred prior to the Third Amendment, was received by the Company in the second quarter of 2009. The Company credited such reimbursements to its patent assets in 2009. Such patent related costs and expenses incurred by the Company subsequent to the Third Amendment have either been reimbursed or are expected to be reimbursed to the Company by Endo, with such reimbursements recorded by the Company as offsets to its costs.

On June 8, 2009, Endo and Valeant signed a license agreement granting Valeant the exclusive right to develop and commercialize Opana ER in Canada, Australia and New Zealand (the “Valeant Agreement”). Under the terms of the Valeant Agreement, Valeant paid Endo an up-front fee of C$2 million, and agreed to make payments totaling up to C$1 million upon the achievement of sales milestones in Canada, and payments totaling up to AUS $1.1 million upon achievement of regulatory and sales milestones in Australia and New Zealand. In addition, Valeant agreed to pay tiered royalties ranging from 10% to 20% of annual net sales of Opana ER in each of the three countries, subject to royalty reductions upon patent expiration or generic entry. The Valeant Agreement also includes rights to Opana ®, the immediate release formulation of oxymorphone developed by Endo for which the Company has no rights to. In connection with the Valeant Agreement, the Company signed a supply agreement with Valeant, agreeing to supply bulk TIMERx material to Valeant for its use in manufacturing Opana ER under the

Valeant Agreement, the selling price of which will approximate Penwest’s cost, as defined in the agreement, and may be adjusted annually. The supply agreement is for a ten year term and may be terminated upon the occurrence of certain events including Valeant’s discontinuation of marketing Opana ER in the licensed territories.

In connection with the Valeant Agreement and the Company’s supply agreement with Valeant, on June 8, 2009, the Company and Endo signed a consent agreement, consenting to these arrangements and confirming the share of the payments to be made by Valeant that would be due to the Company. In July 2009, the Company received payment from Endo in the amount of $764,000 for the Company’s share of the up-front payment received by Endo under the Valeant Agreement, which amount the Company recorded as deferred revenue. The Company began to recognize revenue from this up-front payment in the third quarter of 2009, and expects to recognize revenue on the remainder of this payment ratably over the remaining estimated marketing period. The Company and Endo will share equally in the royalties and sales milestones received from Valeant for Opana ER under the terms of the Valeant Agreement.

Edison Pharmaceuticals, Inc.

On July 16, 2007, the Company entered into the Edison Agreement under which the Company and Edison agreed to collaborate on the development of Edison’s lead drug candidate, A0001, and up to one additional candidate of Edison’s. Under the terms of the Edison Agreement, the Company has exclusive worldwide rights to develop and commercialize A0001 and an additional compound of Edison’s, which the Company selected in 2009, for all indications, subject to the terms and conditions in the Edison Agreement. The Company is currently developing A0001 for patients with FA and the MELAS syndrome. A0001 has been granted orphan drug designation by the FDA for treatment of inherited mitochondrial respiratory chain diseases.

As consideration for the rights granted to the Company under the Edison Agreement, the Company paid Edison an up-front cash payment of $1.0 million upon entering into the Edison Agreement and agreed to loan Edison up to an aggregate principal amount of $1.0 million solely to fund Edison’s research and development. The Company is also required to make payments to Edison upon achievement of specified milestones set forth in the Edison Agreement and to make royalty payments based on net sales of products containing A0001 and any other compound as to which the Company has exercised its option.

On February 5, 2008, the Company loaned Edison $1.0 million pursuant to the loan agreement provisions of the Edison Agreement. The loan bears interest at an annual rate of 8.14%, which rate is fixed for the term of the loan. The loan matures on the earlier of July 16, 2012 and the occurrence of an event of default, as defined in the Edison Agreement. All accrued and unpaid interest is payable on the maturity date; however, interest accruing on any outstanding loan amount after July 16, 2010 is due and payable monthly in arrears. During the first quarter of 2008, the Company recorded an impairment charge of $1.0 million to selling, general and administrative expense as a result of its collectability assessment of the loan to Edison. In addition, as a result of the Company’s continuing collectability assessment, the Company is not recognizing any accrued interest income on the loan to Edison. The amount of such accrued interest income not recognized by the Company approximated $91,000 for 2009. Cumulatively, as of December 31, 2009, such accrued interest not recognized by the Company approximated $167,000.

Under the Edison Agreement, the Company also agreed to pay Edison a total of $5.5 million over the 18 months of the research period to fund Edison’s discovery and research activities during the period. The funding was made in the form of payments made in advance each quarter. As of December 31, 2009, the Company had paid approximately $5.4 million of such amount, and no further research and development funding is currently owed to Edison in accordance with the May 5, 2009 agreement with Edison, described below. Research and development expense associated with the Edison collaboration, which included expenses relating to the development of A0001 and contract research and milestone payments to Edison were approximately $4.8 million for 2009. The Company had the option to extend the term of the research period for up to three consecutive six-month periods, subject to the Company’s funding of Edison’s activities in amounts to be agreed upon, but the Company did not exercise this option. During the research period, Edison agreed not to develop or commercialize any compounds, by itself, or with or on behalf of any third party, for the treatment of certain inherited mitochondrial diseases, other than under the collaboration with the Company, or under specified circumstances. Until 60 days after the later of the presentation of a development candidate by Edison, or the expiration of the research period, and in other specified circumstances, including upon the selection of such development candidate by the Company, Edison has agreed not to disclose or provide to another party, or enter into any agreement with another party granting any options or rights to, any compound believed to have activity in the treatment of certain inherited mitochondrial diseases. Edison’s exclusivity in certain inherited mitochondrial diseases expired in the fourth quarter of 2009.

In 2009, Edison presented the Company with the additional compound and the Company exercised its option to select this compound for all indications, subject to the terms and conditions in the Edison Agreement. Upon the selection of this additional compound, the Company made a milestone payment to Edison, which it recorded in research and product development expense in 2009.

The license for the compounds under the Edison Agreement ends, on a country-by-country and product-by-product basis, when neither Edison nor the Company has any remaining royalty payment obligations to the other with respect to such compound. Each party’s royalty payment obligation ends upon the later of the expiration of the last-to-expire claim of all licensed patents covering such party’s product or the expiration of the FDA’s designation of such product as an orphan drug. The Edison Agreement may be terminated by the Company with 120 days prior written notice to Edison. The Edison Agreement may also be terminated by either party in the event of the other party’s uncured material breach or bankruptcy.

On May 5, 2009, the Company and Edison entered into an agreement under which Edison agreed that the Company could offset $550,000, and following that, the loan amount of $1.0 million plus accrued interest, against 50% of any future milestone and royalty payments which may be due to Edison under the terms of the Edison Agreement. The loan amount is otherwise due and payable by Edison according to the original loan terms under the loan agreement. In addition, the agreement provides that the Company has no further contractual payment obligations in connection with the research period. Following the milestone payment that the Company made to Edison in the fourth quarter of 2009 as noted above, $300,000 remains of the $550,000 offset provided for under the May 5, 2009 agreement.

Mylan Pharmaceuticals Inc.

On March 2, 2000, Mylan announced that it had signed a supply and distribution agreement with Pfizer to market generic versions of all three strengths (30 mg, 60 mg, 90 mg) of Pfizer’s generic Procardia XL. In connection with that agreement, Mylan decided not to market Nifedipine XL, a generic version of Procardia XL that the Company had developed in collaboration with Mylan. As a result, Mylan entered into a letter agreement with the Company whereby Mylan agreed to pay Penwest a royalty on all future net sales of Pfizer’s generic version of Procardia XL 30 mg. The royalty percentage was comparable to the percentage called for in Penwest’s original agreement with Mylan for Nifedipine XL 30 mg. Mylan has retained the marketing rights to Nifedipine XL 30 mg. Mylan’s sales in the United States in 2009 of Pfizer’s generic version of Procardia XL 30 mg totaled approximately $12.8 million. The term of the letter agreement continues until such time as Mylan permanently ceases to market Pfizer’s generic version of Procardia XL 30 mg. In 2009, royalties from Mylan were approximately $1.5 million, or 6% of the Company’s total revenue.

The Company does not expect to receive royalties from Mylan on sales of Pfizer’s generic version of Procardia XL 30 mg after the first half of 2010 as Mylan notified the Company that Mylan had informed Pfizer of Mylan’s intent not to renew its supply and distribution agreement with Pfizer, which expires in March 2010.

In October 2009, Mylan resolved a dispute with the Department of Justice (the “DOJ”) regarding Medicaid rebate classifications with respect to some of the products it sold from 2000 to 2004. One of these products was

Pfizer’s generic version of Procardia XL. Following its settlement with the DOJ, Mylan delivered a letter to the Company seeking approximately $1.1 million plus interest from the Company. Mylan claims that if it had used the rebate classifications asserted by the DOJ, it would have paid the Company approximately $1.1 million less in royalties relating to the 2000 to 2004 period than it did pay. The Company has reviewed its agreement with Mylan and notified Mylan that it does not believe it is liable to Mylan for this claim.

Drug Delivery Technology Collaborations

The Company enters into development and licensing agreements with third parties under which the Company develops formulations of generic or third parties’ compounds, utilizing the Company’s TIMERx drug delivery technologies and formulation expertise. In connection with these agreements, the Company generally receives nonrefundable up-front payments, which are recorded as deferred revenue upon receipt and are recognized as revenue over the respective contractual performance periods. Under these agreements, the Company may also be reimbursed for development costs incurred up to amounts specified in each agreement. Additionally, under these agreements, the Company may receive milestone payments upon the achievement of specified events. Finally, these agreements may provide for the Company to receive payments from the sale of bulk TIMERx material and royalties on product sales upon commercialization of the product. As of March 16, 2010, the Company is a party to four such drug delivery technology collaborations.

18.	CONTINGENCIES

Substantial patent litigation exists in the pharmaceutical industry. Patent litigation generally involves complex legal and factual questions, and the outcome frequently is difficult to predict. An unfavorable outcome in any patent litigation involving the Company could cause the Company to be liable for substantial damages, alter its products or processes, obtain additional licenses and/or cease certain activities. Even if the outcome is favorable to the Company, the Company could incur substantial costs in litigating such matters.

Impax ANDA Litigation

On December 14, 2007, the Company received a notice from IMPAX advising the Company of the FDA’s apparent acceptance for substantive review, as of November 23, 2007, of IMPAX’s amended ANDA for a generic version of Opana ® ER. IMPAX stated in its letter that the FDA requested IMPAX to provide notification to the Company and Endo of any Paragraph IV certifications submitted with its ANDA, as required under section 355(j) of the Federal Food, Drug and Cosmetics Act, or the FDC Act. Accordingly, IMPAX’s letter included notification that it had filed Paragraph IV certifications with respect to the Company’s U.S. Patent Nos. 7,276,250, 5,958,456 and 5,662,933, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire in 2023, 2013 and 2013, respectively. Endo’s Opana ® ER product had new dosage form exclusivity that prevented final approval of any ANDA by the FDA until the exclusivity expired on June 22, 2009. In addition, because IMPAX’s application referred to patents owned the Company and contained a Paragraph IV certification under section 355(j) of the FDC Act, the Company believes IMPAX’s notice triggered the 45-day period under the FDC Act in which the Company and Endo could file a patent infringement action and trigger the automatic 30-month stay of approval. Subsequently, on January 25, 2008, the Company and Endo filed a lawsuit against IMPAX in the United States District Court for the District of Delaware in connection with IMPAX’s ANDA. The lawsuit alleges infringement of certain Orange Book-listed U.S. patents that cover the Opana ® ER formulation. In response, IMPAX filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable. Additionally, the lawsuit previously filed by the Company and Endo on November 15, 2007 against IMPAX remains pending.

On June 16, 2008, the Company and Endo received a notice from IMPAX that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 7.5 mg, 15 mg and 30 mg strengths of Opana ® ER. The notice covers the Company’s U.S. Patent Nos. 7,276,250, 5,958,456 and 5,662,933. Subsequently, on July 25, 2008, the Company and Endo filed a lawsuit against IMPAX in the United States District Court for the District of Delaware in connection with IMPAX’s amended ANDA. The lawsuit alleges infringement of certain Orange Book-listed U.S. patents that cover the Opana ® ER formulation. In response, IMPAX filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable. Additionally, the lawsuits previously filed by the Company and Endo against IMPAX remain pending. All three of these pending suits against IMPAX were transferred to the United States District Court for the District of New Jersey.

Actavis ANDA Litigation

In February 2008, the Company received a notice from Actavis advising the Company of the filing by Actavis of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) for a generic version of Opana ® ER. The Actavis Paragraph IV certification notice refers to the Company’s U.S. Patent Nos. 5,128,143, 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire or expired in 2008, 2013, 2013 and 2023, respectively. In addition to these patents, Opana ® ER has a new dosage form (referred to as NDA) exclusivity that prevents final approval of any ANDA by the FDA until the exclusivity expires on June 22, 2009. Subsequently, on March 28, 2008, the Company and Endo filed a lawsuit against Actavis in the U.S. District Court for the District of New Jersey in connection with Actavis’s ANDA. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana ® ER formulation. On May 5, 2008, Actavis filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable, as well as a claim of unfair competition against the Company and Endo.

On or around June 2, 2008, the Company received a notice from Actavis that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 7.5 mg and 15 mg dosage strengths of Opana ® ER. On or around July 2, 2008, the Company received a notice from Actavis that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 30 mg dosage strength. Both notices cover the Company’s U.S. Patent Nos. 5,128,143, 7,276,250, 5,958,456 and 5,662,933. On July 11, 2008, the Company and Endo, filed suit against Actavis in the United States District Court for the District of New Jersey. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana ® ER formulation. On August 14, 2008, Actavis filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable, as well as a claim of unfair competition against the Company and Endo. On February 20, 2009, the Company and Endo settled all of the Actavis litigation. Both sides dismissed their respective claims and counterclaim with prejudice. Under the terms of the settlement, Actavis agreed not to challenge the validity or enforceability of the Company’s patents relating to Opana ® ER. The Company and Endo agreed to grant Actavis a license permitting the production and sale of generic Opana ® ER 7.5 and 15 mg tablets by the earlier of July 15, 2011, the last day Actavis would forfeit its 180-day exclusivity, and the date on which any third party commences commercial sales of Opana ® ER, but not before November 28, 2010. The Company and Endo also granted Actavis a license to produce and market other strengths of Opana ® ER generic on the earlier of July 15, 2011 and the date on which any third party commences commercial sales of a generic form of the drug.

The settlement is subject to the review of the U.S. Federal Trade Commission and Department of Justice.

Sandoz ANDA Litigation

On July 14, 2008, the Company received a notice from Sandoz advising the Company of the filing by Sandoz of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to Opana ® ER in 5 mg, 10 mg, 20 mg and 40 mg dosage strengths. The Sandoz Paragraph IV certification notice refers to the

Company’s U.S. Patent Nos. 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire in 2013, 2013 and 2023, respectively. In addition to these patents, Opana ® ER has a new dosage form (NDA) exclusivity that prevents final approval of any ANDA by the FDA until the exclusivity expires on June 22, 2009. Subsequently, on August 22, 2008, the Company and Endo filed a lawsuit against Sandoz in the United States District Court for the District of Delaware in connection with Sandoz’s ANDA. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana ® ER formulation. In response, Sandoz filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable.

On November 20, 2008, the Company received a notice from Sandoz that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 7.5 mg, 15 mg and 30 mg dosage strengths of Opana ® ER. The notice covers the Company’s U.S. Patent Nos. 5,128,143, 7,276,250, 5,958,456 and 5,662,933. On December 30, 2008, the Company and Endo, filed suit against Sandoz in the United States District Court for the District of New Jersey. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana ® ER formulation. In response, Sandoz filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable. Both of these pending suits against Sandoz were transferred to the United States District Court for the District of New Jersey.

Barr ANDA Litigation

On September 12, 2008, the Company received a notice from Barr advising the Company of the filing by Barr of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to Opana ® ER in a 40 mg dosage strength. On September 15, 2008, the Company received a notice from Barr that it had filed an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to Opana ® ER in 5 mg, 10 mg, and 20 mg dosage strengths. Both notices refer to the Company’s U.S. Patent Nos. 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire in 2013, 2013 and 2023, respectively. In addition to these patents, Opana ® ER had a new dosage form exclusivity that prevented final approval of any ANDA by the FDA until the exclusivity expired on June 22, 2009. Subsequently, on October 20, 2008, the Company and Endo filed a lawsuit against Barr in the United States District Court for the District of Delaware in connection with Barr’s ANDA. The lawsuit alleges infringement of certain Orange Book-listed U.S. patents that cover the Opana ® ER formulation. In response, Barr filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable. This suit was transferred to the United States District Court for the District of New Jersey. On June 2, 2009, the Company received a notice from Barr that it had filed an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to Opana ® ER in 7.5 mg, 15 mg, and 30 mg dosage strengths. This notice also refers to the Company’s U.S. Patent Nos. 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. On July 2, 2009, the Company and Endo filed a lawsuit against Barr in the United States District Court for the District of New Jersey in connection with Barr’s ANDA.

Roxane ANDA Litigation

On December 29, 2009, the Company received a notice from Roxane advising the Company of the filing by Roxane of an ANDA containing a Paragraph IV certification under 21 U.S.C. section 355(j) with respect to Opana ® ER in a 40 mg dosage strength. The notice refers to the Company’s U.S. Patent Nos. 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire in 2013, 2013, and 2023, respectively. Subsequently, on January 29, 2010, the Company and Endo filed a lawsuit against Roxane in the U.S. District Court for the District of New Jersey in connection with Roxane’s ANDA. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana ® ER formulation.

Watson ANDA Litigation

On January 20, 2010, the Company received a notice from Watson Laboratories, Inc. (“Watson”) advising the Company of the filing by Watson of an ANDA containing a Paragraph IV certification under 21 U.S.C. section 355(j) with respect to Opana ® ER in a 40 mg dosage strength. The notice refers to the Company’s U.S. Patent Nos. 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire in 2013, 2013, and 2023, respectively. Subsequently, on March 4, 2010, the Company and Endo filed a lawsuit against Watson in the U.S. District Court for the District of New Jersey in connection with Watson’s ANDA. The lawsuit alleges infringement of Orange Book-listed U.S. patents that cover the Opana ® ER formulations.

The Company and Endo intend to pursue all available legal and regulatory avenues in defense of Opana ® ER, including enforcement of each Company’s intellectual property rights and approved labeling. The Company cannot, however, predict or determine the timing or outcome of any of these litigations but will explore all options as appropriate in the best interests of the Company.

Tang/Edelman Shareholder Claim

In March and April 2009, Tang Capital Partners, LP (“Tang Capital”) and Perceptive Life Sciences Master Fund Ltd. (“Perceptive”), the Company’s two largest shareholders, brought three lawsuits against the Company in 2009; two in Thurston County, Washington, and one in King County, Washington. Following the dismissal of the two Thurston County actions and the amendment of the complaint in King County, as discussed below, one lawsuit remains pending. The lawsuits were brought in connection with a proxy contest initiated by Tang Capital and Perceptive.

On March 12, 2009, Tang Capital and Perceptive brought suit against the Company in the Superior Court of the State of Washington, Thurston County, ( Tang Capital Partners, et al. v. Penwest Pharmaceuticals Co. , No. 09-2-00617-0), seeking declaratory and injunctive relief to uphold their claims that their notice of nomination of directors had satisfied the requirements set forth in the Company’s bylaws and requesting that the court issue an order preventing the Company from seeking to disallow or otherwise prevent or not recognize their nominations, or the casting of votes in favor of their designees, on the basis that they had not complied with the provisions of the Company’s bylaws or applicable state law. On March 13, 2009, Tang Capital and Perceptive moved for a preliminary injunction to enjoin the Company from mailing any ballots to shareholders that contained provisions to vote for director nominees and enjoining any shareholder vote on individuals nominated for the board of directors unless the three designees of Tang Capital and Perceptive were permitted to be nominated and votes were permitted to be cast in their favor, or a court resolved the merits of their declaratory judgment action described above. On March 20, 2009, the Company confirmed in writing that Tang Capital and Perceptive’s nomination notice had been timely received and that, assuming the accuracy and completeness of the information contained in their notice, their notice in all other respects met the requirements of the Company’s bylaws in regard to notices of intention to nominate. On March 23, 2009, Tang Capital and Perceptive withdrew their motion for injunctive relief, and on April 10, 2009, Tang Capital and Perceptive voluntarily dismissed the suit.

On April 20, 2009, Tang Capital and Perceptive brought suit against the Company in the Superior Court of the State of Washington, King County, ( Tang Capital Partners, et al. v. Penwest Pharmaceuticals Co.) , No. 09-2-16472-0), seeking to enforce their alleged rights under the Washington Business Corporation Act to inspect certain Company documents (“the King County Action”). The Company’s position is that certain of the requested documents are outside the scope of documents for which the Washington Business Corporation Act permits a statutory inspection right and that certain of the conditions to qualify for statutory inspection rights have not been satisfied. The King County Action remains pending, as further described in the following paragraph.

On April 28, 2009, Tang Capital and Perceptive brought suit against the Company in the Superior Court of the State of Washington, Thurston County, ( Tang Capital Partners, et al. v. Penwest Pharmaceuticals Co.) , seeking either for the court to set the number of directors to be elected at the 2009 annual meeting of shareholders at three rather than two, or for the court to require the Company to waive the advance notice provisions of its bylaws to permit Tang Capital and Perceptive to include a proposal in which the required percentage for board approval of certain matters would be 81% or more, rather than 75% or more. On May 13, 2009, Tang Capital and Perceptive dismissed this Thurston County action, reasserting the same claims via an amended complaint in the King County Action. Tang Capital and Perceptive sought preliminary injunctive relief on their claims prior to the 2009 annual meeting of shareholders and the motion was denied by the court on May 22, 2009. Although the King County Action remains pending, the proposed bylaw amendment was not approved by the Company’s shareholders at the Company’s 2009 annual meeting of shareholders. The trial of the King County Action is currently scheduled for October 4, 2010.

The Company is also a party from time to time to certain other types of claims and proceedings in the ordinary course of business. The Company does not believe any of these matters will result, individually or in the aggregate, in a material adverse effect upon its financial condition or future results of operations.

19.	RESTRUCTURING CHARGES

In the first quarter of 2009, the Company reduced the number of its employees from 60 to 49, as part of its efforts to aggressively manage its overhead cost structure. The terms of the severance agreements with the terminated employees included severance pay and continuation of certain benefits, including medical insurance, over the respective severance periods. In connection with these staff reductions, the Company recorded a severance charge in its statement of operations for the first quarter of 2009 of $550,000, all of which was paid in 2009. Of such severance charge, $464,000 and $86,000 were recorded as selling, general and administrative expense and research and product development expense, respectively. In addition, as a result of these terminations, in the first quarter of 2009, the Company recorded a non-cash credit of $885,000 associated with the forfeiture of stock options held by these former employees. Of such amount, $844,000 and $41,000 were recorded as credits to selling, general and administrative expense and research and product development expense.

In the fourth quarter of 2009, the Company reduced the number of its employees from 48 to 39, and consolidated its Danbury, Connecticut headquarters into its Patterson, New York facility as of approximately January 1, 2010. In connection with the terminations, the Company entered into severance arrangements with the terminated employees includes severance pay and continuation of certain benefits, including medical insurance, over the respective severance periods. In connection with these severance arrangements and corporate office relocation, the Company recorded a restructuring charge in its statement of operations for the fourth quarter of 2009 of $326,000, of which $313,000 was unpaid as of December 31, 2009 but is expected to be paid over the first half of 2010. Of such charge, $260,000 and $66,000 were recorded as selling, general and administrative expense and research and product development expense, respectively. In addition, as a result of these terminations, in the fourth quarter of 2009, the Company recorded a non-cash credit of $105,000 associated with the forfeiture of stock options held by these former employees. Of such amount, $68,000 and $37,000 were recorded as credits to selling, general and administrative expense and research and product development expense, respectively, in the fourth quarter of 2009.

20.	QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for the year ended December 31, 2009 is as follows:

	Quarter Ended
	Mar. 31, 2009(a)	June 30, 2009(b)	Sept. 30, 2009(c)	Dec. 31, 2009(d)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Total revenues	$5,270	$5,259	$6,294	$6,989
Net (loss) income	$(962)	$(2,138)	$383	$1,217

Net (loss) income per share, basic	$(0.03)	$(0.07)	$0.01	$0.04

Net (loss) income per share, diluted	$(0.03)	$(0.07)	$0.01	$0.04

(a)	In the first quarter of 2009 the Company recorded a severance charge in its statement of operations in the amount of $550,000 in connection with staff reductions. Of such severance charge, $464,000 and $86,000 were recorded as selling, general and administrative expense and research and product development expense, respectively. In addition, as a result of these terminations, the Company recorded a non-cash credit of approximately $885,000 associated with the forfeiture of stock options held by these former employees. Of such amount, $844,000 and $41,000 were recorded as credits to selling, general and administrative expense, and research and development expense, respectively (see Note 19).
(b)	In the second quarter of 2009, the Company recorded charges of $1.1 million in selling, general and administrative expenses in connection with the proxy contest initiated by Tang Capital and Perceptive Life Sciences. These charges included costs associated with the proxy solicitation, including legal and other advisory fees. The Company incurred a total of $1.3 million in selling, general and administrative expenses in the six month period ended June 30, 2009.
(c)	In the third quarter of 2009, the Company recorded a credit of $347,000 in selling, general and administrative expense attributable to a non-recurring credit from the insurance policy related to the cash surrender value of life insurance policies that the Company holds for its supplemental executive retirement and deferred compensation plans for its former CEO, as a result of having held the policies for 20 years.
(d)	In the fourth quarter of 2009, the Company recorded a restructuring charge in its statement of operations of $326,000 in connection with severance arrangements for staff reductions and the corporate office relocation. Of such charge, $260,000 and $66,000 were recorded as selling, general and administrative expense and research and product development expense, respectively. In addition, as a result of these terminations, the Company recorded a non-cash credit of $105,000 associated with the forfeiture of stock options held by these former employees. Of such amount, $68,000 and $37,000 were recorded as credits to selling, general and administrative expense and research and product development expense, respectively (see Note 19).